Exhibit 99.02

OGE Energy Corp. names James Brandi to Board of Directors
Board also declares regular quarterly dividend

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) today announced that James H. Brandi has been appointed to the company’s Board of Directors. Brandi was elected to a term that will expire at the company’s annual shareowners meeting May 20, 2010, at which time he will stand for re-election by the company’s shareowners to a three-year term.

“Jim brings a wealth of industry and strategic experience, knowledge and insight to OGE,” said OGE Energy Chairman, President and CEO Pete Delaney.  “We look forward to working with him as he further enhances the leadership and depth of expertise that resides on our Board today.”

Brandi, 61, currently serves as a partner of Hill Street Capital, a financial advisory and private investment firm.  He previously served as managing director in investment banking at both Dillon Read and its successor firm, UBS. For more than 30 years, Brandi has advised U.S. and European clients on financings, restructurings, and mergers and acquisitions.  He has corporate finance experience in a broad range of industries including beverages, energy and steel with a focus on utilities, coal, exploration and production, and natural gas midstream companies.

Brandi holds an undergraduate degree from Yale University and a Master of Business Administration from the Harvard Business School.

Also today, the OGE Energy Board of Directors declared a second-quarter dividend of $0.3625 per common share of stock, to be paid April 30, 2010, to shareowners of record on April 9, 2010. The dividend amount remained unchanged from the previous quarter.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 777,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.